July 19, 2023

The DI Wire via E-MAIL to damon@thediwire.com and overnight delivery
Attention: Damon Elder
17542 East 17th Street, Suite 450
Tustin, CA 92780

Re: NOTICE TO CEASE AND DESIST AND IMMEDIATELY UNPUBLISH MISLEADING ARTICLE

I represent Silver Star Properties REIT, Inc. (the “Company”). The Company enjoys a positive reputation, focusing on providing income producing investments and reasonable returns to its shareholders.

I am writing to you because of the article titled “SEC Launches Investigation into Silver Star Properties REIT” located at https://thediwire.com/sec-launches-investigation-into-silver-star-properties-reit/ dated July 18, 2023 (the “Article”) that was published to your online publication (the “DI Wire”). This article is highly misleading and misrepresents the role of the Securities and Exchange Commission (the “SEC”) in any inquiry to the Company. To be clear, the SEC does not have an active investigation regarding the Company. Further, it is unclear how the DI Wire received this information as it was not a party to any such communications.

By providing this highly misleading article to the public, you knew or had reason to know your statements were probably false; however, you intentionally made these materially false statements. Your false and misleading statements are causing unreasonable and undue interference with the Company’s business.

As you are no doubt aware, the dissemination of false and misleading statements will cause the Company to incur substantial damages, both monetary and a loss to its valuable reputation with its shareholders, tenants, investors, vendors, and financial institutions. In addition, the DI Wire, and its owners, agents, and subsidiaries are unjustly benefiting from the dissemination of these highly misleading statements. Furthermore, you have the ability and the obligation to cease disseminating these false and misleading statements and to prevent damage to the Company.

This letter shall serve as official notice to you that the DI Wire’s dissemination of false and misleading statements are actively causing irreparable harm to the Company. Further, your blatant disregard of the truth for your own monetary gain constitutes tortious interference with the Company’s operations, causing damage to both the Company and its shareholders.

Without waiving any other rights that it may have at law and/or in equity, the Company demands that you immediately:

1.Cease and desist all dissemination of false and misleading statements;

2.Agree in writing that you will engage in no further dissemination of false and misleading statements that harm the Company; and

3.Immediately retract and unpublish the Article; and

4.Identify the source of the article, including without limitation the name(s) of all persons providing you with information for the Article.

If you fail to fully comply with these demands immediately, the Company will be forced to take appropriate legal action to protect its rights, including seeking: immediate injunctive relief, compensatory and punitive damages, and attorneys’ fees.

This letter is written without prejudice to the rights and claims of the Company, all of which are hereby expressly reserved.

Govern yourselves accordingly.

Very truly yours,

/s Michael Racusin

Michael Racusin
Senior Vice President and General Counsel